UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2007

DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-4018	53-0257888
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
280 Park Avenue
New York, NY 10017
(Address of Principal Executive Offices)
(212) 922-1640
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     See the information set forth in Item 2.03, which is incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement
     See the information set forth in Item 2.03, which is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     Replacing a similar existing credit facility with a remaining term of three years, on November 9, 2007, Dover Corporation (the “Company”) entered into a $1 billion five-year unsecured revolving credit facility with a syndicate of 15 banks (the “Lenders”), pursuant to a Credit Agreement dated as of November 9, 2007 among the Company, the Lenders, the Borrowing Subsidiaries party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Deutsche Bank Securities Inc. as Syndication Agent, and Bank of America, N.A., The Royal Bank of Scotland plc and Wachovia Bank, National Association as Documentation Agents (the “Credit Agreement”). The commitments of the Lenders under the Credit Agreement may be increased by an additional aggregate amount of up to $500 million during the term of the Credit Agreement. The Credit Agreement replaced an existing $1 billion five-year unsecured credit facility pursuant to a credit agreement dated as of October 26, 2005 for which JPMorgan Chase Bank was Administrative Agent, which existing credit agreement was terminated by the Company upon execution of the Credit Agreement.
     The aggregate principal amount of the Credit Agreement is the same as the aggregate principal amount of the prior facility that it replaced. The Credit Agreement has substantially the same terms as the prior facility that it replaced and is intended to be used primarily as liquidity back-up for the Company’s commercial paper program.
     The Lenders’ commitments under the Credit Agreement will terminate on November 9, 2012 (the “Maturity Date”). As with the prior facility it replaces, the Company may terminate the Lenders’ commitments under the Credit Agreement at any time a loan is not outstanding and the Company may ratably reduce the commitments from time to time. Any such termination or reduction of the commitments will be permanent. In the event of a drawdown under the Credit Agreement, the outstanding principal balance of all such drawings will be due on the Maturity Date. However, as was the case with the prior facility, upon the occurrence and during the continuance of any event of default set forth in the Credit Agreement, as described further below, the Lenders may accelerate and declare all or a portion of the Company’s obligations thereunder due and payable and/or may terminate the commitments.
     Subsidiaries of the Company who agree to become parties to the Credit Agreement are also entitled to draw funds under the Credit Agreement and are termed Borrowing Subsidiaries. The obligations of Borrowing Subsidiaries in respect of their borrowings are guaranteed by the Company. As of the date hereof, there are no Borrowing Subsidiaries.
     The Company may elect to have loans under the Credit Agreement bear interest at a Eurodollar or Sterling rate based on LIBOR, plus an applicable margin ranging from 0.130% to 0.35%, subject to adjustment on the basis of the rating accorded the Company’s senior unsecured debt by S&P and Moody’s (each an “Applicable Rate”), or at a base rate equal to the greatest of (1) the prime rate; (2) the Federal funds rate plus 0.5%; and (3) 1.0% plus the rate which is the sum of (a) the product of (i) the Three-Month Secondary CD rate (as published by the Federal Reserve Bank of New York) and (ii) the Statutory Reserve Rate of the jurisdiction of the currency in which the loan is made, which Rate is expressed as a fraction, the numerator of which is the number one and the denominator of which is the number one less the aggregate of the maximum reserve, liquid assets or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal as may be set by the government of such jurisdiction (the “Alternate Base Rate”) and (b) the Assessment Rate, which rate is the annual rate most recently estimated by the Credit Agreement’s Administrative Agent as the net annual assessment rate to be employed in calculating amounts payable to the Federal Deposit Insurance Corporation for insurance on US dollar time deposits. In addition, the Company will pay a facility fee with a rate ranging from 0.045% to 0.1% (subject to adjustment on the basis of the rating accorded the Company’s senior debt by S&P and Moody’s) on the total amount of the commitments, and a utilization fee at a rate ranging from 0.025% or 0.10% (depending on the rating accorded the Company’s senior debt by S&P and Moody’s) on the aggregate principal amount of loans outstanding under the Credit Agreement in excess of an agreed upon percentage of the commitments. Interest on loans under the Credit Agreement that accrues at the Applicable Rate will be due and payable on the last day of the applicable interest period (the period commencing on the date the loan is made or the last day of the preceding interest period and ending one, two, three or six months thereafter, as the Company or Borrowing Subsidiary may elect) or, if an interest period is in excess of three months, at intervals of three months after the first day thereof. Interest on loans that accrues at the Alternate Base Rate will be due and payable on the last day of the period beginning on the date the loan is made or the last day of the preceding interest period, and ending on the last day of the applicable fiscal quarter. The principal balance of loans and any accrued and unpaid interest will be due and payable in full on the Maturity Date or, if earlier, the date on which all of the Lenders’ commitments are terminated, as described herein.
     The Credit Agreement imposes various restrictions on the Company that are substantially identical to those in the replaced facility, including usual and customary limitations on the ability of the Company or any of its subsidiaries to grant liens upon their assets, a prohibition on certain consolidations, mergers and sales and transfers of assets by the Company and limitations on changes in the existing lines of business of Borrowing Subsidiaries without the consent of the Lenders. In addition, as was the case with the replaced facility, so long as any amounts remain outstanding or unpaid under the facility, the Company must maintain a minimum interest coverage ratio and may not exceed a stated total debt to consolidated net worth percentage. The Credit Agreement includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Credit Agreement may be accelerated and/or the Lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement will automatically become immediately due and payable, and the Lenders’ commitments will automatically terminate. These terms are all substantially identical to those of the replaced facility.
     The Company has customary corporate and commercial banking relationships with the Lenders and Agents.
     A copy of the Credit Agreement is attached hereto as Exhibit 99.1.
Item 8.01 Other Information
     On November 9, 2007, the Company issued a press release announcing that its Board of Directors approved an additional $500 million share repurchase program, which is expected to be completed by the end of 2008. When completed, the repurchases will represent approximately 10,000,000 shares of common stock or 5% of the Company’s outstanding shares. This new authorization is in addition to the previously-announced 10,000,000 share repurchase program, which is expected to be completed by the end of November 2007. A copy of the press release is attached hereto as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this report:

99.1	Five-year Credit Agreement dated as of November 9, 2007, by and among Dover Corporation, the Lenders listed therein, the Borrowing Subsidiaries party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank Securities Inc. as Syndication Agent, and Bank of America, N.A., The Royal Bank of Scotland plc and Wachovia Bank, National Association as Documentation Agents

99.2	Press Release of Dover Corporation dated November 9, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2007	DOVER CORPORATION (Registrant)
	By:	/s/ Joseph W. Schmidt
Joseph W. Schmidt
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Number	Exhibit

99.1	Five-year Credit Agreement dated as of November 9, 2007, by and among Dover Corporation, the Lenders listed therein, the Borrowing Subsidiaries party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank Securities Inc. as Syndication Agent, and Bank of America, N.A., The Royal Bank of Scotland plc and Wachovia Bank, National Association as Documentation Agents

99.2	Press Release of Dover Corporation dated November 9, 2007